EXHIBIT NO. 10.4

RESCISSION AND SETTLEMENT AGREEMENT

THIS RESCISSION AND SETTLEMENT AGREEMENT (the "Agreement"), dated and effective as of May 5, 2006 (the "Effective Date"), is by and among Paragon Financial Corporation, a Delaware corporation ("PFC"), Shearson Home Loans, Inc. a Nevada corporation (the "Company"), and Consumer Direct of America, a Nevada corporation (the "Shareholder"; and collectively with the Company and PFC, the "Parties")

RECITALS

On or about February 7, 2006, the Parties entered into a Share Exchange Agreement (the "Exchange Agreement”), under which the following transactions took place or were ratified:

A.   At the closing of the Exchange Agreement, the Shareholder sold, assigned, and transferred to PFC 1,000 shares of Company's common stock (the shares of Company common stock sold, assigned and transferred to PFC hereunder arc hereinafter referred to as the "Company Shares") to 6330 S. Sandhill Rd., Suite 8, Las Vegas, Nevada 89120; and

B.    At the closing, PFC issued, sold and delivered to the Shareholder 149,558,791 shares of PFC’s common stock (the "PFC Common Stock") and 19 shares of PFC Series F Preferred Stock (referred to as the "PFC Series F Shares" and collectively with me PFC Common Stock referred to as the "PFC Shares").

C.    Certain variances concerning the strategic direction of PFC have arisen between PFC, the Company and Shareholder, and the Parties have reached an agreement that it IS in the Parties respective best interests to rescind the Exchange Agreement and which Exchange Agreement and Exchange Documents shall be deemed void ab initio and execute this Agreement to evidence such agreement.

D.    In connection with such rescission, CDA shall transfer, assign and convey to PFC, free and clear of any and all liens and encumbrances, the PFC Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.     Exchange and Rescission.

The Parties agree to rescind the Exchange Agreement. Accordingly, at the Closing (hereinafter defined):

1.1         Stock Certificates. Shareholder will return to PFC the certificates representing the PFC Common Stock and the PFC Series F Preferred Shares issued in the Exchange Transaction, with duly executed stock powers endorsing the certificates to PFC.

1.2         Certificate. PFC will execute a certificate that represents that it disclaims ownership of the Company Shares received as part of the Exchange Agreement and provide an Affidavit of Lost Certificate in form and substance satisfactory to Shareholder.

1.3         Payment for Certain Items. PFC agrees to reimburse all documented and reasonable out of pocket expenses paid (schedule 1) on behalf of and for the benefit of PFC by the Company.

1.4         Resignation of Directors and Officers. The Shareholder nominees to PFC's Board of Directors shall resign (Schedule 2) their respective positions as directors and officers of PFC effective upon the Effective Date of this Rescission Agreement.

1.5         Non-disparagement. From the date of this Agreement, the Parties shall not make any public disparaging statements concerning either company's officers, directors, employees, Attorneys, agent, or contracting parries, or its business or operations. This non-disparagement agreement shall not in any way prevent the parries from disclosing any information to their attorneys or in response to a lawful subpoena or court order requiring disclosure of information.

1.6         Rescission. Upon the Closing, the Exchange Agreement and the Exchange documents shall be void ab initio, and neither party thereto shall have any right or obligation of whatsoever nature or kind there under or with respect thereto.

1.7         Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the '"Closing") shall take place on May 15, 2006 (but in any event upon, delivery and receipt of the deliverables referred to in Section 6) or on such other date as the Shareholders and the Company shall agree in writing (the "Closing Date'1). The Closing shall take place at 10:00 a.m. California time on the Closing Date at 6330 S. Sandhill Rd. Suite # 6 Las Vegas, Nevada 85120, or at such other time or place as the Shareholders and the Company shall agree. At the Closing, the Shareholders, Company and PFC shall deliver to each other the documents, instruments and other items described m Section 6 of this Agreement. At the election of the Shareholders and 1he Company, (the Closing may take place through an exchange of documents using overnight courier service or facsimile. Form 8K shall not be filed by PFC before May 19, 2006.

1.8         Existing Contracts. PFC disclaims any interest whatsoever in two existing agreements i.e. eHome Credit and Real Property Technologies to include any subsidiaries of either entity. Additionally the pending transaction with Barron Partners is for the sole Benefit of the Company and the Shareholder.

2.    Representations and Warranties of the Company and Shareholder. The Company and the Shareholder hereby represent and warrant to PFC as follows:

2.1         Valid Title. Shareholder owns and holds good and valid title to the PFC Shares held by the Shareholder. The Shareholder has not granted any option, wan-ant, or interests any of the PFC Shares of any sort or any right to acquire any of the PFC Shores other than as contemplated hereby.

2.2         Authority. Shareholder has the foil and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement; to transfer, assign and convey good and valid title to the PFC Shares free and dear of any mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind, except for restrictions on transfer pursuant to applicable state and federal securities laws.

2.3        Compliance. Shareholder's compliance with the respective obligations hereunder will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which Shareholder is a party,

2.4         No Consent. No consent, approval or authorization of, or designation, declaration or tiling with, any governmental authority or agency is required on the part of Shareholder in connection with the valid execution and delivery of this Agreement, or the transfer, assignment or conveyance of the PFC Shares.

2.5         Disclosure. No representations or warranties by the Shareholder in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or oilier writing furnished or to be furnished by the Shareholder to PFC pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the Statements herein or therein, in light of the circumstances under which they were made, not misleading.

2.6         Absence of Agreements. Neither the Company, Shareholder nor Shareholder’s nominees to PFC's Board of Directors have caused, in their capacity as officers or directors of PFC, the execution of any agreements binding PFC or PFC's subsidiary Paragon Homefunding, Inc. to obligations which inure to the detriment of PFC or Paragon Homefunding, prior to or subsequent to the date of this agreement

2.7         No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of Shareholder or the Company, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without dub notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the Company or Shareholder is a party or by which it or its property may be bound, (c) result in the creation or imposition of any mortgage, pledge, Han, security interest, encumbrance, restriction, charge or limitation of any kind, upon any property or assets of the Company or Shareholder, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

2.8        Cease Representation. Subsequent to the date of this agreement, the Company and Shareholder shell not represent or hold themselves out as representing PFC's management, PFC's Board of Directors or are currently connected to PFC in any way or manner that could convey that this rescission has not or might not occur.

3.    Representations and Warranties of PFC. PFC represents and warrants to the Shareholder and to the Company that:

3.1         Valid Title. PFC owns and holds good and valid title to the Company Shares held by the PFC. PFC has not granted any option, warrant, or interest any of the Company Shares of any sort or any right to acquire any of the Company Shares other man as contemplated hereby.

3.2         Authority. PFC has the full and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement; to transfer, assign and convoy good and valid title to the Company Shares free and clear of any mortgages, pledges, liens, security interests, encumbrances, restrictions or charges of any kind, except for restrictions on transfer pursuant to applicable state and federal securities laws.

3.3         Compliance. PFC's compliance with the respective obligations hereunder will not violate conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which PFC is a party.

3.4         No Consent. No consent, approval or authorization of, or designation, declaration or riling with, any governmental authority or agency is required on the part of PFC in connection with the valid execution and delivery of this Agreement, or the transfer, assignment or conveyance of the Company Shares.

3.5         Disclosure. No representations or warranties by PFC in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by PJFC to the Shareholder or the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement of material feet or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.6         Absence of Agreements. Neither PFC or PFC's subsidiary Paragon Homefunding, Inc. have caused to be executed any agreements binding the Company or Shareholder to obligations which inure to the detriment of the Company or Shareholder prior to or subsequent to the date of this agreement

3.7         No Violation. Neither the execution and delivery of this agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of PFC, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which PFC is a party or by which it or its property maybe bound, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon any property or assets of PFC, or (d) violate any statute or law or any judgment, decree, Order, regulation or rule of any court or governmental authority.

3.8         Cease Representation. Subsequent to the date of this agreement, PFC shall not represent or hold itself out as representing the Company or Shareholder or as currently connected to the Company or Shareholder in any way or manner that could convey that this rescission baa not or might not occur.

4.    Mutual Releases.

4.1         Release by the Company and the Shareholder. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholder hereby fully and forever releases and discharges PFC and its directors, partners, members, managers, officers, employees, agents, heirs, attorneys, executors, administrators, predecessors, successors and assigns (each, a "PFC Party" and, collectively, the "PFC Parties”), of and from any and all claims, demands, agreements, contracts, covenants, suits, actions, caused of action, obligations, controversies, debts, costs, expenses, accounts, damages, judgments, losses and liabilities, of whatever kind or nature, in law, equity or otherwise, whether known pr unknown, concealed or hidden (collectively, "Claims"), which any Party has had, may have had or now has, to and including the date of this Agreement, against any of the PFC Parties, arising out of or in connection with the Exchange or the Exchange Documents.

4.2         Release by PFC. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PFC hereby folly and forever releases and discharges the Company and me Shareholder and their respective directors, partners, members, managers, officers, employees, agents, heirs, attorneys, executors, administrators, predecessors, successors and assigns (each, a "Company and shareholder Party" and, collectively, the "Company and Shareholder Parties"), of and from any and all Claims which any Party has had, may have had or now has, to and including the date of this Agreement, against any Parties, including without limitation any Claims arising out of or in connection with allegations, facts and/or circumstances referred to in the Exchange or the Exchange Documents.

4.3         Acknowledgements. All Parties intend for their respective releases to be effective as a bar to all actions, causes of action, suits, claims or demands of every tend, nature or character whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, except to the extent arising out of, in connection with or resulting from any breach of this Agreement. ALL PARTIES ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR. WITH CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

THE PARTIES EXPRESSLY WAIVE AMD RELINQUISH ANY AND ALL: RIGHTS OR BENEFITS HE, SHE OR IT MAY HAVE UNDER, OR WHICH MAY BE CONFERRED UPON HIM BY, THE PROVISIONS OF SECTION 1542 OP THE CALIFORNIA; CIVIL CODE TO THE FULLEST EXTENT THAT IT MAY LAWFULLY WAIVE SUCH RIGHTS OR BENEFITS PERTAINING TO THE SUBJECT MATTER OF THESE RELEASES, to connection with such waiver and relinquishment, the Parties hereby acknowledge that he, she or it is aware that he, his, she, her or it or its attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist with respect to the subject matter of this release, but that the Parties nonetheless intend hereby to fully, finally and forever release all disputes and differences, known or unknown, suspected or unsuspected, which do now exist as to the released matters.

5.    Insurance.    PFC does not have one or more E&O, general liability, workers' compensation and health insurance policies (each, a "Policy" and collectively, the "Policies") in fall force and effect for claims arising during the period from February 7, 2006 and through the Closing Date (the "Coverage Period"). PFC will procure such policies prior to Closing Date.

6.    Closing Deliverables.

6.1         By the Company and Shareholder. At the Closing, the Parties, as the case may be, shall deliver (i) to PFC the certificates being held by the Shareholder accompanied by duly executed blank stock powers,

6.2         By PFC. At the Closing, PFC cause to deliver a certificate that represents that it disclaims ownership of the Company Shares received as part of the Exchange Agreement and provide an Affidavit of Lost Certificate in form and substance satisfactory to Shareholder.

7.    Indemnification.

7.1         By PFC. PFC shall indemnify, defend and hold harmless the Company and the Shareholder, and their respective directors, officers, employees, agents, heirs, attorneys, executors, administrators, successors and assigns (each, an "Indemnified Party"), from and against any and all Damages incurred or suffered by any Indemnified Party arising put of, in connection with or resulting from any breach of any representation, warranty, covenant or obligation hereunder by PFC.

7.2         By the Company and the Shareholder. The Company and the Shareholder shall indemnify, defend and hold harmless PFC and its directors, officers, employees, agents, attorneys, successors and assigns (each, an "Indemnified Party”), from and against any and all Damages incurred or suffered by any Indemnified Party arising out of, in connection with or resulting from any breach of any representation, warranty, covenant or obligation hereunder by the Company and the Shareholder.

7.3         Indemnification Procedure. If there is asserted any claim or allegation that in the judgment of an Indemnified Party may give rise to any Damages, or if an Indemnified Party determines the existence of a potential claim or allegation whether or not the same &&11 have been asserted, such Indemnified Party shall notify the Indemnifying Party within fifteen (15) business days of receipt or determination of such actual or potential claim or allegation; provided, however, that failure of the Indemnified Party to provide such timely notice to die Indemnifying Party shall not relieve the indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure.

7.4         Definition of Damages. The term "Damages" as used in this Section 7 means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts agreed by the Indemnifying Party to be paid in settlement, including, without limitation, cost6, fees and expenses of investigating and/or defending any claim or allegation, attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents, The Indemnifying Party shall have the right to assume the sole defense of any claim or allegation as

8.     Miscellaneous.

Notices. All notices required or permitted hereunder, and under any instrument delivered pursuant hereto, shall be given in writing, and shall be deemed to have been given and received upon the earlier to occur of. (a) the actual receipt of any such notice by the intended recipient; and (b) the third business day following deposit of any such notice enclosed in a wrapper with postage prepaid, properly addressed to the intended recipient at its address set forth below, as a certified item, return receipt requested, in an official depository of and tinder the care and custody of the United States Postal Service. The parties address or notice shall be as follows:

If to PFC:	830-13 A1A North, #414
Ponte Vedra Beach, FL 32082
Attn: Paul Danner
Fax: 904-285-0606

If to the Shareholder:	6330 S. Sandhill Rd, Suite 8
Las Vegas, Nevada 89120
Attn: Michael Barron

If to Company:	6330 S. Sandhill Rd., Suite 8
Las Vegas, Nevada 89120
Attn: Michael Barron

8.1         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

8.2         Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to its roles regarding choice of law.

8.3         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

8.4         Survival. The representations and warranties set forth in Sections 2, and 3, and Sections 4, 5, 7, 8.1, 8.2, 8.4, 8.5, and 8.6 shall survive the Closing Date.

8.5         Entire Agreement. This Agreement reflects the entire agreement among the parties with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto.

8.6         Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to reimbursement for its costs and expenses, including reasonable attorneys' fees, in connection therewith.

8.7         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed or caused their duty authorized representatives to execute this Rescission and Settlement Agreement as of the date first written above.

CONSUMER DIRECT OF AMERICA INC.

By:	/s/ Michael Barron
Name: Michael Barron
Title: CEO

SHEARSON HOME LOANS

By:	/s/ Michael Barron
Name: Michael Barron
Title: CEO

PARAGON FINANCIAL CORPORATION

By:	Resigned
Chief Executive Officer and Chairman

By:	/s/ Paul Danner
Paul Danner
For the Independent members of the Board of Directors (excludes the resigning members)

SCHEDULE 1

Date	Description	Amount	Balance

3/16/2006	PR check to Scott Vininq	$4,592.19	$4,592.19
3/16/2006	PR check to Matthew Robinson	2,651.48	7,243.67
4/1/2006	Set up payroll and bank account	1,025.20	8,268.87
2/06 -3/06	Prime Zone	4,815.00	13,083.87
3/7/2006	Travel expense for Scott Vining	557.40	13,641.27
3/14/2006	Travel expense for Matthew Robin	791.70	14,432.97
3/14/2006	Hampton Inn Hotel - Matthew Robi	140.61	14,573.58
3/16/2006	13 Dell Computers plus shipping	6,500.00	21,073.58

	TOTAL		$21,073.58

SCHEDULE 2

May 3, 2006

To the Board of Directors of Paragon Financial Corporation:

Please accept this letter of my resignation as Chief Executive Officer and Chairman of the Board of Directors of Paragon Financial Corporation, effective upon the execution of the Rescission Agreement between Consumer Direct of America, Shearson Home Loans and Paragon Financial Corporation. My resignation is not the result of a disagreement with management or fellow members of the Board of Directors over any matter relating to the operations, policies or practices of Paragon.

Sincerely,

/s/ Michael Barron
Michael Barron

May 3, 2006

To the Board of Directors of Paragon Financial Corporation:

Please accept this letter of my resignation as President, In-house Counsel and a member of the Board of Directors of Paragon Financial Corporation, effective upon the execution of the Rescission Agreement between Consumer Direct of America, Shearson Home Loans and Paragon Financial Corporation. My resignation is not the result of a disagreement with management or fellow members of the Board of Directors over any matter relating to the operations, policies or practices of Paragon.

Sincerely,

/s/ Joseph Cosio-Barron
Joseph Cosio-Barron

May 3, 2006

To the Board of Directors of Paragon Financial Corporation:

Please accept this letter of my resignation as a member of the Board of Directors of Paragon Financial Corporation, effective upon the execution of the Rescission Agreement between Consumer Direct of America, Shearson Home Loans and Paragon Financial Corporation. My resignation is not the result of a disagreement with management or fellow members of the Board of Directors over any matter relating to the operations, policies or practices of Paragon.

Sincerely,

/s/ Ed Hollander
Ed Hollander

IN WITNESS WHEREOF, the parties have executed or caused fhear duly authorized representatives to execute this Rescission and Settlement Agreement as of the date first written above,

CONSUMER. DIRECT OF AMERICA INC.

SHEARSON HOME LOANS

By:	/s/ Michael Barron
Name:	Michael Barron
Title:	CEO

PARAGON FINANCIAL CORPORATION

By:
Chief Executive Officer and Chairman

By:	/s/ Paul Danner
Paul Danner
For the Independent members of the Board of Directors